Exhibit 99.2

Cantor Equity Partners, Inc. Announces Closing of $100 Million Initial Public Offering

New York, New York, August 14, 2024 - Cantor Equity Partners, Inc. (Nasdaq: CEP, the “Company”) announced today that it closed its initial public offering of 10,000,000 Class A ordinary shares at $10.00 per share. The shares began trading on Tuesday, August 13, 2024 on the Nasdaq Global Market (“Nasdaq”) under the symbol “CEP”.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of shares, $100,000,000 was placed into the Company’s trust account. An audited balance sheet of the Company as of August 14, 2024 reflecting receipt of the proceeds from the consummation of the initial public offering and such private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering.

About Cantor Equity Partners, Inc.

Cantor Equity Partners, Inc. is a newly organized blank check company sponsored by Cantor Fitzgerald and led by Chairman and Chief Executive Officer Howard W. Lutnick. Cantor Equity Partners, Inc. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but the Company intends to focus on a target in an industry where it believes the Company’s management teams’ and affiliates’ expertise will provide the Company with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries.

A registration statement relating to these securities was declared effective by the SEC on August 12, 2024. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the net proceeds, are subject to risks and uncertainties, including those set forth in the Risk Factors section the Company’s registration statement and prospectus for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.